Exhibit 10.35

LAUREATE EDUCATION, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2009

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12.5	AGGREGATION OF EMPLOYERS	24

12.6	CODE SECTION 409A COMPLIANCE	24

LAUREATE EDUCATION, INC. DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2009

RECITALS

This Laureate Education, Inc. Deferred Compensation Plan (the “Plan”) is adopted by Laureate Education, Inc. (the “Plan Sponsor”) for certain of its executive employees and members of its Board of Directors.  The purpose of the Plan is to offer those employees and members of the Board of Directors an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986 and the Treasury regulations or other authoritative guidance issued thereunder, as amended from time to time (the “Code”).  The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and regulations and other authoritative guidance issued thereunder, as amended from time to time (“ERISA”) and a Board of Directors deferred compensation plan.  The Plan is also intended to comply with the requirements of Code section 409A, as added by the American Jobs Creation Act of 2004.

Accordingly, the Plan is adopted as follows:

ARTICLE 1

DEFINITIONS

1.1                       401(k) PLAN.  means the Laureate Education, Inc. 401(k) Plan.

1.2                       ACCOUNT.  means the balance credited to a Participant’s or Beneficiary’s Plan Account, including contribution credits and deemed income, gains, and losses (as determined by the Employer, in its discretion) credited thereto.  A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.3                       ADMINISTRATIVE COMMITTEE.  means the committee appointed by the Board of Directors of the Plan Sponsor to select the Eligible Individuals.  The Executive Director of Human Resources shall be a member of the Administrative Committee.

1.4                       BENEFICIARY.  means any person or persons so designated in accordance with the provisions of Article 7.

1.5                       BOARD OF DIRECTORS and DIRECTOR(S).  means each individual elected to the Plan Sponsor’s Board of Directors in accordance with the Plan Sponsor’s charter and by-laws and shall include each individual serving as a “Non-Voting Board Observer,” as that term is defined in the Wengen Alberta Limited Partnership Securityholders Agreement, dated July 11, 2007, as the same may be amended from time to time.

1.6                       CLAIMANT.  is described in Section 8.3.

1.7                       CODE.  means the Internal Revenue Code of 1986 and the Treasury regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.8                       COMPENSATION.  means the total current cash remuneration paid by the Employer to an Eligible Individual with respect to his or her service for the Employer; and, in the case of Eligible Individuals who are Directors, including remuneration paid by the Employer in the form of stock or stock units of the Plan Sponsor with respect to his or her service for the Employer as a Director.  A “stock unit” means the Employer’s unfunded promise to deliver one share of common stock of the Plan Sponsor, or the fair market value of such share in cash, to a Participant.

1.9                       COMPENSATION DEFERRAL ACCOUNT.  is described in Section 3.2.

1.10                COMPENSATION DEFERRAL.  is described in Section 3.2.

1.11                DESIGNATION DATE.  means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.6, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.6, shall become effective.  The Designation Dates in any Plan Year shall be the first business day of each month so long as the investment directions are received by the Employer’s designee by the 25th day of the preceding month.

1.12                DISABILITY.  means a Participant becoming disabled within the meaning of Code section 409A (i.e., Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration).

1.13                DISCRETIONARY CONTRIBUTION SUBACCOUNT.  is described in Section 3.1.

1.14                EFFECTIVE DATE.  means the Effective Date of the Plan as amended and restated herein, January 1, 2009.

1.15                ELECTION FORM.  means the form or forms on which a Participant elects to defer Compensation under the Plan and on which the Participant makes certain other designations as required on the form(s).

1.16                ELIGIBLE INDIVIDUAL.  means, for any Plan Year (or applicable portion thereof), a person employed by the Employer who is determined by the Administrative Committee to be a member of a select group of management or highly compensated employees, or a member of the Plan Sponsor’s Board of Directors, and who is designated by the Administrative Committee to be an Eligible Individual under the Plan.  By each December 31, the Administrative Committee shall notify those individuals, if any, who will be Eligible Individuals for the next Plan Year.  If the Administrative Committee determines that an individual first becomes an Eligible Individual during a Plan Year, the Administrative Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Individual.

1.17                EMPLOYER.  means Laureate Education, Inc. (the “Plan Sponsor”) and the participating Employers who have adopted the Plan and their successors and assigns unless otherwise herein provided, and any other subsidiary or affiliate of the Plan Sponsor which, with the consent of the Plan Sponsor, adopts the Plan or any other corporation or business organization which, with the consent of the Plan Sponsor or its successors or assigns, assumes an Employer’s obligations under the Plan.

1.18                EMPLOYER CONTRIBUTION CREDIT ACCOUNT.  is described in Section 3.1.

1.19                EMPLOYER CONTRIBUTION CREDITS.  is described in Section 3.1.

1.20                ENTRY DATE.  with respect to an individual means, unless permitted otherwise by the Employer in accordance with Code section 409A, January 1st of the first Plan Year that commences after the Administrative Committee notifies the individual that he or she is an Eligible Individual, but in no event earlier than the first day of the pay period following completion and submission of all required Election Forms.  Individuals identified as Eligible Individuals must complete and submit all forms within thirty (30) days of being notified of eligibility.  If completed Election Forms are not timely submitted, entry into the Plan shall be delayed until the next annual enrollment date (if the Election Forms are timely submitted by the December 31 preceding the next Plan Year).

1.21                ERISA.  means the Employee Retirement Income Security Act of 1974 and regulations and other authoritative guidance issued thereunder, as amended from time to time.

1.22                IN-SERVICE DISTRIBUTION.  means a scheduled distribution of part or all of a Participant’s vested Account prior to the Participant’s Separation from Service.

1.23                MATCHING CONTRIBUTION SUBACCOUNT.  is described in Section 3.1.

1.24                PARTICIPANT.  means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee or former member of the Board of Directors who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.25                PERFORMANCE-BASED COMPENSATION.  means that portion of an Eligible Individual’s Compensation which is based on the performance by the Eligible Individual of services for the Employer over a period of at least twelve (12) months and which qualifies as “performance-based compensation” under Code section 409A.

1.26                PLAN.  means this Laureate Education, Inc. Deferred Compensation Plan, as amended from time to time.

1.27                PLAN ADMINISTRATOR.  is described in Section 8.3.

1.28                PLAN SPONSOR.  means Laureate Education, Inc. and its successors and assigns.

1.29                PLAN YEAR.  means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

1.30                SEPARATION FROM SERVICE.  means the date as of which the Employer and the Participant reasonably anticipate that no further services will be performed by the Participant or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months), and shall be construed as the date that the Participant first incurs a “separation from service” within the meaning of Code section 409A.

1.31                SUBACCOUNT.  means the Subaccount established pursuant to Section 3.1.

1.32                TERMINATION DISTRIBUTION.  means a scheduled distribution of part or all of a Participant’s vested Account on or after the Participant’s Separation from Service.

1.33                TRUST.  means the Trust established pursuant to Article 11.

1.34                TRUSTEE.  means the Trustee of the Trust established pursuant to Article 11.

1.35                VALUATION DATE.  means the January 31 of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1                       REQUIREMENTS.  Every Eligible Individual on the Effective Date shall be eligible to become a Participant or continue to be a Participant on the Effective Date if all required Election Forms have been submitted by the Effective Date.  Every other Eligible Individual shall be eligible to become a Participant on his or her Entry Date.  No individual shall become a Participant, however, if he or she is not an Eligible Individual on the date his or her participation is to begin.

Participation in the Participant Compensation Deferral feature of the Plan is voluntary.  In order to participate in the Participant Compensation Deferral feature of the Plan, an otherwise Eligible Individual must make written application in such manner as may be required by the Employer and must agree to make Compensation Deferrals as provided in Article 3.

Participation in the Employer Contribution Credit Account portion of the Plan, if and when it is activated by the Board of Directors, is automatic and does not require a

Participant’s election to participate.

2.2                       RE-EMPLOYMENT.  Subject to Code section 409A, if a Participant whose employment or Director status with the Employer is terminated is subsequently re-employed or subsequently becomes a Director, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3                       CHANGE OF SERVICE CATEGORY.  During any period in which a Participant remains in the service of the Employer, but ceases to be an Eligible Individual, he or she shall not be eligible to make Compensation Deferrals (subject to Code section 409A) nor shall he or she be eligible for any Employer Contribution Credits.

2.4                       TERMINATION OF PARTICIPATION.  To the extent permitted under Code section 409A, the Employer, in its sole discretion, may (i) permit a Participant during the 2005 calendar year to terminate participation in the Plan and receive a payment of his or her Account pursuant to Article 6, or (ii) require a Participant to terminate participation in the Plan during the 2005 calendar year and receive a payment of his or her vested Account pursuant to Article 6; provided that any amounts subject to termination are includible in the income of the Participant in the 2005 calendar year or, if later, the taxable year in which the amounts are earned and vested.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1                       EMPLOYER CONTRIBUTION CREDITS.  There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant.  There shall be established two subaccounts under a Participant’s Employer Contribution Credit Account: (i) a Matching Contribution Subaccount and (ii) a Discretionary Contribution Subaccount (each, a “Subaccount”).  Each Subaccount shall be credited or debited, as applicable, with (a) amounts equal to the Employer’s Contribution Credits credited to that Subaccount, if any; (b) any deemed earnings and losses allocated to that Subaccount as determined by the Employer, in its discretion; and (c) any expenses charged to that Subaccount.

For purposes of this Section, the Employer Contribution Credits credited to a Participant’s Matching Contribution Subaccount for a particular Plan Year shall be an amount (if any) equal to the additional matching contributions which would have been made to the Participant’s account under the Laureate Education, Inc. 401(k) Plan if the 401(k) Plan did not limit compensation to the amount provided in Code section 401(a)(17).  Whether Employer Contribution Credits to Participants’ Matching Contribution Subaccounts shall be made for a particular Plan Year shall be determined by the Employer, in its sole and absolute discretion.  To receive any Employer Contribution Credits to the Participant’s Matching Contribution Subaccount, the Participant must (i) have made salary reduction contributions to the 401(k) Plan, (ii) received less than the full match under the 401(k) Plan on the salary reduction contribution because of Code section 401(a)(17) limit on compensation, and (iii) made at least the $5,000 minimum (or the applicable prorated minimum as provided in Section 3.2) in Participant Compensation Deferrals to the Plan during the applicable Plan Year.

For purposes of this Section, the Employer’s Contribution Credits credited to a Participant’s Discretionary Contribution Subaccount for a particular Plan Year shall be an amount (if any) determined by the Employer, in its sole and absolute discretion.

A Participant shall become vested in amounts credited to his or her Employer Matching Contribution Subaccount pursuant to the vesting schedule for matching contributions under the 401(k) Plan; provided, however, that unvested matching contributions shall become 100% vested if the Participant dies or suffers a Disability while an active Participant, or incurs a Separation from Service once he or she has attained age fifty-five (55) and completed at least ten (10) years of service (as determined by the Employer).

Discretionary Contribution Subaccount contributions shall vest pursuant to such vesting schedule for such amounts as is prescribed by the Employer, in its discretion.

The Employer shall contribute to the Trust maintained pursuant to Section 11.1, an amount (if any) equal to the amount required to be credited to the Participant’s Employer Contribution Account under this Section.  These amounts shall be contributed to the Trust on or before the last day of the Plan Year in which the Employer Contribution amounts are credited.

A Participant’s Employer Contribution Credit Account shall be credited or debited, as applicable, as of each Valuation Date, with deemed earnings or losses, as applicable, and expenses.  The amount of deemed earnings or losses and expenses shall be as determined by the Employer under the Plan.  The Employer shall have the discretion to allocate such deemed earnings or losses and expenses among Participants’ Employer Contribution Credit Accounts pursuant to such allocation rules as the Employer deems to be reasonable and administratively practicable.

3.2                       PARTICIPANT COMPENSATION DEFERRALS.  In accordance with rules established by the Plan Sponsor and subject to such amount limitations as set forth in the Plan, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant in any fixed periodic dollar amounts or whole percentage amounts designated by the Participant.  Amounts so deferred will be considered a Participant’s “Compensation Deferrals.”  Except as provided below, a Participant shall make such election(s) under this paragraph with respect to a coming twelve (12) month Plan Year during the period beginning on the December 1 and ending on the December 31 of the prior calendar year, or during such other period as might be established by the Employer, which period ends no later than the December 31 of the year before the calendar year in which the services giving rise to the Compensation to be deferred are to be performed.

Notwithstanding the preceding, in the case of the first Plan Year in which an Eligible Individual becomes eligible to become a Participant, if and to the extent permitted by the Employer, the Eligible Individual may make an election, no later than thirty (30) days after the date he or she becomes eligible to become a Participant, to defer Compensation for services to be performed after the election.

If and to the extent permitted by the Employer, a Participant may make an election to defer Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Performance-Based Compensation are performed.

In addition, notwithstanding the preceding, to the extent permitted by Code section 409A, the Employer may, in its sole discretion, permit a Participant to make an election to defer Compensation which relates in full or in part to services performed prior to December 31, 2005 (including elections to defer (i) regular salary amounts for services to be performed in the 2005 calendar year and/or (ii) bonus payment amounts payable in 2005 in respect of services performed during the 2004 calendar year) no later than the earlier of (a) March 15, 2005 or (b) the date such Compensation is otherwise payable to the Participant.

Compensation Deferrals shall be made through regular payroll or Director’s Compensation deductions and/or through an election by the Participant to defer a bonus payment not yet payable to him or her at the time of the election.  The Participant may change or revoke his or her Compensation Deferral election only if and to the extent permitted by the Employer and in accordance with Code section 409A specifically relating to the change and/or revocation of deferral elections.  To the extent permitted by Code section 409A and by the Employer, a Participant may terminate participation in the Plan or cancel a deferral election under the Plan at any time during the 2005 calendar year.

Once made, a Compensation Deferral or Director’s Compensation deduction election shall continue in force only for the Plan Year to which the election relates, unless changed as provided above.  A Compensation Deferral bonus payment election shall continue in force only for the bonus payment for which the election is specifically effective.  Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Compensation Deferral Account of the deferring Participant.

A Participant may defer up to 85% of base salary as well as up to 100% of any bonuses, annual incentive compensation, and/or long-term incentive compensation or Board of Directors’s fees; provided, however, that no deferral election shall reduce a Participant’s Compensation amount below the compensation amount needed to satisfy applicable employment taxes, any benefit plan withholding requirements, and any income tax withholding for compensation that has not or cannot be deferred.  The minimum amount which a Participant may defer for a Plan Year is $5,000; provided, however, that, if an individual is not a Participant for the entire Plan Year, this minimum shall be prorated based on the Participant’s full months of participation for the Plan Year.  Subject to Code section 409A, if a Participant does not defer at least the required minimum amount during a Plan Year, the amount actually deferred shall be returned to the Participant as taxable income.  No earnings shall be credited to said amount returned.

There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (i) amounts equal to the Participant’s Compensation Deferrals; (ii) amounts equal to any deemed earnings or losses (as determined by the Employer, in its discretion); and (iii) any expenses charged to that Account.

A Participant shall at all times be 100% vested in amounts credited to his or her

Participant Compensation Deferral Account.

ARTICLE 4

ALLOCATION OF FUNDS

4.1                       ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS.  Subject to Section 4.6, each Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested in the deemed investment options made available under the Plan.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested.

The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer properly has received from the Participant.  The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant.  As of each Valuation Date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust.

4.2                       ACCOUNTING FOR DISTRIBUTIONS.  As of the date of any distribution under the Plan, the distribution made under the Plan to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.  Such amounts shall be charged on a pro-rata basis against the investments of the Trust in which the Participant’s Account (attributable to one or more particular Plan Years, as provided in Article 5) is deemed to be invested.

4.3                       ALLOCATION NOT EQUIVALENT OF VESTING.  The fact that an allocation has been made will not operate to vest in a Participant any right, title, or interest in any benefit under the Plan.  Vesting shall occur only as provided in Article 3.

4.4                       SEPARATE ACCOUNTS.  A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with subaccounts to show separately the applicable deemed investments of the Account.

4.5                       INTERIM VALUATIONS.  If it is determined by the Plan Sponsor that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Plan Sponsor, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.6                       DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS.  Subject to such limitations as may from time to time be required by law, imposed by the Plan Sponsor, the Employer, or the Trustee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, the Plan Sponsor, or the

Trustee, prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction as to how his or her Account should be deemed to be invested (in any whole percentage multiples) among the deemed investment options.  Such direction may separately designate deemed investments (i) for that portion of the Participant’s Account attributable to amounts that will be credited to the Participant’s Account prior to the Designation Date on which such direction shall become effective, and (ii) for that portion of the Participant’s Account attributable to amounts that will be credited to the Participant’s Account after the Designation Date on which such direction shall become effective, and shall be subject to the following rules:

(a)                                 Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer (or made in such other manner specified by the Employer).  Investment directions shall be effective the first business day of the month so long as instructions are received by the Employer’s designee by the 25th day of the previous month.

(b)                                 All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then-effective deemed investment direction, and as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective.  An election concerning deemed investment choices shall continue indefinitely until changed by the Participant in a manner permitted by the Employer.

(c)                                  If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear, or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

(d)                                 If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income, or similar fund made available under the Plan as determined by the Employer in its discretion.

(e)                                  Each Participant under the Plan, as a condition to his or her participation under the Plan, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account under the Plan.

(f)                                   Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.7                       EXPENSES.  Expenses, including Trustee fees, allocable to the administration or operation of an Account maintained under the Plan shall be paid by each Employer unless, in the discretion of the Employer, the Employer elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts.  If an expense is charged against a Participant’s Account, such expense will reduce the contribution to the Trust next due to be made by the Employer in respect of the Account.

4.8                               STOCK DEFERRALS.

(a)                                 Notwithstanding anything to the contrary in this Article 4, no investment direction is permitted for Compensation Deferrals in the form of stock credited to a Participant’s Account, except as otherwise determined by the Plan Sponsor.

(b)                                 If a Participant has a valid election to defer Compensation in the form of stock, the Employer will credit to such Participant’s Account, on each date on which such Participant is entitled to the payment of Compensation, the number of stock units equal to the quotient, rounded down to three decimal places, obtained by dividing (i) the amount of Compensation that the Participant elected to defer in the form of stock by (ii) the fair market value of one share of common stock of the Plan Sponsor on such payment date.

(c)                                  Unless the Plan Sponsor determines otherwise, no dividends shall be paid to a Participant, nor shall dividend equivalents be credited to a Participant’s Account, for the stock units credited to such Participant’s Account.

(d)                                 The crediting of stock units to a Participant’s Account shall not entitle such Participant to voting or other rights as a stockholder until shares of common stock are issued upon distribution of benefits.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1                       IN-SERVICE DISTRIBUTIONS.  Before the first day of each Plan Year or, if applicable, the Participant’s Entry Date with respect to a Participant’s initial year of participation (or by such later date as may be permitted by Code section 409A with respect to deferral elections affecting Performance-Based Compensation if such later election is permitted by the Administrative Committee), a Participant may select a scheduled payment date and form of payment for the payment (or commencement of payment) as an In-Service Distribution of his or her Compensation Deferrals or Employer Discretionary Contribution Credits for that Plan Year, which will be valued and payable according to the provisions of Article 6.  Participants may elect to have In-Service Distributions distributed in the form of a lump sum payment payable on the scheduled payment date or in up to five (5) annual installments (adjusted for gains or losses) that commence on the scheduled payment date; provided, however, that if the aggregate amount of a Participant’s Account to be paid as an In-Service Distribution with respect to a scheduled payment date (and which may be attributable to more than one Plan Year’s Compensation Deferrals and Employer Discretionary Contribution Credits) is less than $10,000, the In-Service Distributions payable for that scheduled payment date shall be paid in the form of a lump sum notwithstanding any election of the Participant to receive an In-Service Distribution in installments commencing on such date.

The scheduled payment date elected by a Participant for an In-Service Distribution must be in February of a specified calendar year and must be a date no earlier than the first February after the third calendar year after the Plan Year in which the Compensation Deferrals and/or Employer Contribution Credits subject to the scheduled payment date are to be made by or on behalf of the Participant.

A Participant may change the form of payment of an In-Service Distribution or extend the scheduled payment date of an In-Service Distribution to a later scheduled payment date up to two times for each such In-Service Distribution by submitting a new Election Form to the Employer.  Any such change to the form or timing of an In-Service Distribution must be made by the Participant at least twelve (12) months prior to the date on which the distribution was to be made (or commence being made) before the change and must extend the scheduled payment date at least five (5) full calendar years in length (measured from the scheduled payment date on which the In-Service Distribution was scheduled to be paid or commence being paid).  A scheduled payment date may not be accelerated, except as provided in the Plan.  Any election to change the form of payment or extend the scheduled payment date of an In-Service Distribution will not take effect until at least twelve (12) months after the date on which the election is made.

Notwithstanding the preceding, to the extent permitted under Code section 409A and by the Employer, the Participant may elect the timing of distributions during 2005, 2006, 2007, or 2008 (except that (i) a Participant cannot in 2006 change payment elections with respect to payments that the Participant would otherwise receive in 2006, or in 2006 make an election that causes post-2006 scheduled payments to be made in 2006; (ii) a Participant cannot in 2007 change payment elections with respect to payments that the Participant would otherwise receive in 2007, or in 2007 make an election that causes post-2007 scheduled payments to be made in 2007; or (iii) a Participant cannot in 2008 change payment elections with respect to payments that the Participant would otherwise receive in 2008, or in 2008 make an election that causes post-2008 scheduled payments to be made in 2008), and such election shall not be treated as a change in the timing of payment or an acceleration of payment.

5.2                       TERMINATION DISTRIBUTIONS.  Before the first day of each Plan Year or, if applicable, the Participant’s Entry Date with respect to a Participant’s initial year of participation (or by such later date as may be permitted by Code section 409A with respect to deferral elections affecting Performance-Based Compensation if such later election is permitted by the Administrative Committee), a Participant may elect to have Termination Distributions attributable to that Plan Year distributed in the form of a lump sum payment or in up to fifteen (15) annual installments (adjusted for gains or losses) in accordance with the provisions of Article 6.  Except as otherwise provided in Section 5.3 of the Plan, each Termination Distribution will be paid (or commence being paid) in the February following the year in which the Participant incurs a Separation from Service.  Notwithstanding the foregoing sentence, if the aggregate amount of a Participant’s Account to commence being paid as a Termination Distribution on a common date (and which may be attributable to more than one Plan Year’s Compensation Deferrals and Employer Discretionary Contribution Credits) is less than $25,000, the Termination Distributions scheduled to commence being paid on that date shall be paid in the form of a lump sum payment notwithstanding any election of the Participant to receive the Termination Distributions in installments commencing on such date.

If a Participant incurs a Separation from Service without a valid Termination Distribution election in place for a Plan Year, then, subject to Section 5.3 of the Plan, the portion of the Participant’s Account attributable to Compensation Deferrals or Employer Discretionary Contribution Credits for that Plan Year shall be distributed in the form of a lump sum payment in February of the year following the year in which the Separation from Service occurs.

A Participant may change the form of payment of a Termination Distribution or extend the payment date of a Termination Distribution to a later scheduled payment date by submitting a new Election Form to the Employer; provided, however, that a Termination Distribution may not be delayed more than 10 years and an election to delay a Termination Distribution will not be given effect if it would delay the distribution (or commencement of distribution) beyond the Participant’s age 75.  Any such change to the form or timing of a Termination Distribution must be made by the Participant at least twelve (12) months prior to the date on which the distribution was to be made (or commence being made) before the change and must extend the scheduled payment date at least five (5) full calendar years in length (measured from the scheduled payment date on which the Termination Distribution was scheduled to be paid or commence being paid).  A scheduled payment date may not be accelerated, except as provided in the Plan.  Any election to change the form of payment or extend the payment date of a Termination Distribution will not take effect until at least twelve (12) months after the date on which the election is made.

5.3                       SEPARATION FROM SERVICE.  If a Participant incurs a Separation from Service with the Employer after an In-Service Distribution has commenced being paid in the form of annual installments and before those installment payments have been completed, the balance of those In-Service Distribution installments shall be distributed in one lump sum in the February following the Separation from Service.  If a Participant incurs a Separation from Service with the Employer before the scheduled payment date of an In-Service Distribution, the In-Service Distribution election shall be of no further force or effect and the Termination Distribution election for the Plan Year to which such In-Service Distribution election related shall apply.

Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” (as defined under Code section 409A and determined in good faith by the Employer) when the Participant incurs a Separation from Service, any amount that would be payable under the terms of the Plan and applicable Participant elections during the six (6) -month period immediately following the Participant’s Separation from Service shall continue to be deemed to be invested pursuant to Article 4 and shall be paid (i) on the later of (a) within fifteen (15) days after the end of the six (6) -month period beginning on the date of such Separation from Service, or (b) within the period beginning February 1 and ending March 15 next following the Separation from Service; or, if earlier, (ii) in the February next following the Participant’s death.

5.4                       DEATH; DISABILITY.  Upon the Participant’s death or Disability, the Participant’s entire vested Account shall be valued and paid to the Participant or the Participant’s designated Beneficiary(ies), as applicable, as provided in Article 6.

5.5                       UNFORESEEABLE EMERGENCY DISTRIBUTIONS.  In the event the Participant experiences an unforeseeable emergency, as defined in this Section, the Participant may apply to the Employer for the distribution of all or any part of his or her Account attributable to Compensation Deferrals and/or fully vested Employer Contribution Credits.  The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution; provided, however, that such distribution shall be permitted solely to the extent permitted under Code section 409A.  Upon a finding of unforeseeable emergency, the Employer shall direct that the appropriate distribution is made to the Participant with respect to the Participant’s vested Account in a lump sum payment.  In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Employer to be necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship).  For purposes of this Section, the value of the Participant’s vested Account shall be determined as of the date of the distribution.

“Unforeseeable emergency” means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer.  A distribution may be made under this Section only with the approval of the Employer.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1                       AMOUNT.  A Participant (or his or her Beneficiary) shall become entitled to receive, on the date(s) provided in Article 5, a distribution (or commencement of distributions) of the Participant’s Account, to the extent vested and as adjusted for earnings and losses, as provided in Article 5.  Any payment due under the Plan from the Trust which is not paid by the Trust for any reason shall be paid from the general assets of the Employer for which the Participant provides services.

6.2                       METHOD OF PAYMENT.

(a)                                 Payments.  All payments under the Plan shall be made in cash; except that the Employer shall have the discretion to make payments in whole or in part in shares of the Plan Sponsor’s common stock to Participants who have stock units credited to their Accounts.

(b)                                 Timing and Manner of Payment.  Except as otherwise provided in the Plan, distributions under the Plan shall be made in accordance with the time and form elections made by the Participant under Article 5 with respect to his or her Compensation Deferrals and Employer Discretionary Contribution Credits for each Plan Year.  In the absence of a valid election for a Plan Year, Compensation Deferrals and vested Employer Discretionary Contribution Credits for that Plan Year shall be made in a lump sum on the date or dates determined in accordance with Article 5.

Notwithstanding the preceding, to the extent permitted under Code section 409A and by the Employer, the Participant may elect the form and timing of distributions during 2005, 2006, 2007, or 2008 (except that (i) a Participant cannot in 2006 change payment elections with respect to payments that the Participant would otherwise receive in 2006, or in 2006 make an election that causes post-2006 scheduled payments to be made in 2006; (ii) a Participant cannot in 2007 change payment elections with respect to payments that the Participant would otherwise receive in 2007, or in 2007 make an election that causes post-2007 scheduled payments to be made in 2007; or (iii) a Participant cannot in 2008 change payment elections with respect to payments that the Participant would otherwise receive in 2008, or in 2008 make an election that causes post-2008 scheduled payments to be made in 2008), and such election shall not be treated as a change in the form and timing of payment or an acceleration of payment.

If the whole or any part of a payment under the Plan is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Article 4 under such procedures as the Employer may establish, in which case any deemed income, gain, loss, or expense or tax allocable thereto (as determined by the Employer, in its discretion) shall be reflected in the installment payments, using such method for the calculation of the installments as the Employer shall reasonably determine.

Notwithstanding the foregoing, pursuant to Code section 409A, if a Participant’s participation in the Plan terminates during the 2005 calendar year pursuant to Section 2.4, the Employer, in its sole discretion, may permit payment of the Participant’s vested Account to the Participant during the 2005 calendar year, or if later, the taxable year in which the amount is earned and vested.

6.3                       NO ACCELERATIONS.  Notwithstanding anything in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Employer if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Code section 409A) and the Employer shall deny any change made to an election if the Employer determines that the change violates the requirement under Code section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) full calendar years from the date such payment would otherwise have been made.

Notwithstanding the preceding, the Employer, in its discretion, may accelerate distributions under the Plan to the extent permitted under Code section 409A (e.g., Treasury Regulation section 1.409A-3(j)(4)).

6.4                       DEATH OR DISABILITY BENEFITS.  If a Participant dies or suffers a Disability before incurring a Separation from Service, the entire value of the Participant’s Account shall be paid in one lump sum in the February following the Participant’s death or Disability, as applicable, to the Participant or the Participant’s Beneficiary(ies), as applicable.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1                       DESIGNATION OF BENEFICIARIES.  Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.  Each designation (i) will revoke all prior designations by the same Participant, (ii) shall be in a form prescribed by the Employer, and (iii) will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the personal representative or executor of the Participant’s estate.

If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2                       INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES.  Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan.  The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.  If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines.  If none of the foregoing persons can be located, the Employer shall have the right to direct that the amount payable shall be deemed to be forfeited, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or Beneficiary to whom it was payable.  If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

7.3                       DISTRIBUTION FOR MINOR BENEFICIARY.  In the event a distribution is to be made to a minor, the Employer may, in the Employer’s sole discretion, direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his or her residence, or to the custodian for such Beneficiary under the Uniform Gifts to Minors Act, if such is permitted by the laws of the state in which the Beneficiary resides.  Such payment to the legal guardian or parent or custodian of a minor Beneficiary shall fully discharge the Trustee, the Employer, the Plan Sponsor, and the Plan from further liability on account thereof.

ARTICLE 8

ADMINISTRATION

8.1                       ADMINISTRATIVE AUTHORITY.  Except as otherwise specifically provided herein, the Plan Sponsor shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

(a)                                 Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Individuals, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(b)                                 Adopt such rules of procedure and regulations as in the Plan Sponsor’s opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)                                  Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d)                                 Make determinations with respect to the eligibility of any Eligible Individual as a Participant and make determinations concerning the crediting and distribution of Accounts.

(e)                                  Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Plan Sponsor shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.  The Plan Sponsor shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities.  Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes under the Plan as if such action had been taken by the Plan Sponsor.  Further, the Plan Sponsor may authorize one or more persons to execute any certificate or document on behalf of the Plan Sponsor, in which event any person notified by the Plan Sponsor of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Plan Sponsor until such notified person shall have been notified of the revocation of such authority.

(f)                                   In its sole discretion, to determine the deemed investments (and to change the deemed investments at any time).

8.2                       LITIGATION.  In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Plan Sponsor.  Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.3                       CLAIMS PROCEDURE.  This Section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations.  If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)                                 Initial Claim.  A Participant or Beneficiary who believes he or she is entitled to any Plan benefit under the Plan may file a claim (the “Claimant”) with the Employer or the administrator of the Plan (the “Plan Administrator”).  The Plan Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(i)                                     Benefit Claims That Do Not Require a Determination of Disability.  If the claim is for a benefit other than a Disability benefit, the Claimant will be notified within ninety (90) days after the claim is received whether the claim is allowed or denied, unless the Claimant receives written notice from the Plan Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is received.

(ii)                                  Disability Benefit Claims.  In the case of a benefits claim that requires a determination by the Plan Administrator of a Participant’s Disability status, the Plan Administrator will notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim.  If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified within forty-five (45) days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond seventy-five (75) days after the claim is received.  If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days after the claim is received, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision.  The extension notice will specifically explain (A) the standards on which entitlement to a Disability benefit is based, (B) the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and (C) the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii)                               Manner and Content of Denial of Initial Claims.  If the Plan Administrator makes an adverse benefit determination relating to a claim, it must provide to the Claimant, in writing or by electronic communication:

(A)                               the specific reasons for the adverse benefit determination;

(B)                               a reference to the Plan provision upon which the adverse benefit determination is based;

(C)                               a description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D)                               an explanation of why such additional material or information is necessary;

(E)                                notice that the Claimant has a right to request a review of the adverse benefit determination and information on the steps to be taken if the Claimant wishes to request a review of the adverse benefit determination;

(F)                                 a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination; and

(G)                               if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination relating to Disability benefits, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(b)                                 Review Procedures.

(i)                                     Benefit Claims That Do Not Require a Determination of Disability.  Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of the adverse benefit determination.  The decision upon review will be made within sixty (60) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered no later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Plan Administrator.  The reviewer will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii)                                  Disability Benefit Claims.  In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for Disability benefits requires an independent determination by the Plan Administrator of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination.  In such cases, the review will meet the following requirements:

(A)                               The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the initial determination.

(B)                               The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any initial adverse benefit determination based in whole or in part on a medical judgment.  The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C)                               The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit determination on review.

(D)                               The decision on review will be made within forty-five (45) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered no later than ninety (90) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii)                               Manner and Content of Notice of Decision on Review.  Upon completion of its review of an initial adverse benefit determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(A)                               its decision;

(B)                               the specific reasons for the decision;

(C)                               the relevant Plan provisions or insurance contract provisions on which its decision is based;

(D)                               a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(E)                                a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(F)                                 if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(c)                                  Calculation of Time Periods.  For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the benefit determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d)                                 Failure of Plan to Follow Procedures.  If the Plan fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e)                                  Failure of Claimant to Follow Procedures.  A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 9

AMENDMENT

9.1                       RIGHT TO AMEND.  Subject to Code section 409A, the Plan Sponsor, by written instrument executed by a duly authorized representative of the Plan Sponsor, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest under the Plan shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or Beneficiary of a right accrued under the Plan prior to the date of the amendment.

9.2                       AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN.  Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Plan Sponsor at any time, retroactively if required, if found necessary, in the opinion of the Plan Sponsor, in order (i) to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), (ii) to conform the Plan to the provisions of Code section 409A, and (iii) to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).  No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary under the Plan.

ARTICLE 10

TERMINATION

10.1                PLAN SPONSOR’S RIGHT TO TERMINATE OR SUSPEND PLAN.  The Plan Sponsor reserves the right to terminate the Plan at any time.  The Plan Sponsor also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

10.2                AUTOMATIC TERMINATION OF PLAN.  The Plan, but not the Trust, shall automatically terminate as to the Eligible Individuals of an Employer upon the dissolution of the Employer, or upon the Employer’s merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue participation in the Plan.

10.3                SUSPENSION OF PLAN.  In the event of a suspension of the Plan, the Plan Sponsor shall continue all aspects of the Plan, other than Compensation Deferrals and Employer Contribution Credits, during the period of the suspension, in which event payments under the Plan will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4                ALLOCATION AND DISTRIBUTION.  This Section shall become operative on a complete termination of the Plan.  The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable.  On the effective date of the termination or partial termination, (i) no persons who were not already Participants shall be eligible to become Participants, and (ii) the value of the vested Accounts of all affected Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and paying Plan benefits, paid to Participants and Beneficiaries as soon as is practicable after Plan benefits otherwise become due in accordance with Articles 5 and 6.

Notwithstanding anything in the Plan to the contrary, the Plan Sponsor, in its discretion, reserves the right, by action of its Board of Directors, to terminate the Plan and distribute to Participants their vested Account balances but only as permitted in accordance with the Code (e.g., Treasury Regulation section 1.409A-3(j)(4)(ix)).

10.5                SUCCESSOR TO EMPLOYER.  Any corporation or other business organization which is a successor to an Employer by reason of a consolidation, merger, or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body.  If, within ninety (90) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated as to the Eligible Individuals of the affected Employer, and the provisions of Section 10.4 shall become operative.

10.6                PROHIBITED ACCELERATION/DISTRIBUTION TIMING.  This Section shall take precedence over any other provision of the Plan or this Article 10 to the contrary.  No provision of the Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Code section 409A.  In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinary Federal or state payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on the first date on which such distributions can be made (or commence) without such tax or penalty.

ARTICLE 11

THE TRUST

11.1                ESTABLISHMENT OF TRUST.  The Employer shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee or the Employer shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which subaccount or subaccounts represent Participants’ interests in the Plan.  Any such Trust shall be intended to be treated as a “grantor” trust under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, is not intended to cause Participants to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” within the meaning of ERISA, and the Trust shall be so interpreted.  Any amount of the Participant’s Account not paid by the Trust shall be paid from the general assets of the Employer for which the Participant provides services.

ARTICLE 12

MISCELLANEOUS

12.1                LIMITATIONS ON LIABILITY OF EMPLOYER.  Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against any Employer, or any officer or employee thereof, except as provided by law or by any Plan provision.  No Employer in any way guarantees any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment for any reason.  In no event shall any Employer, or any successor, employee, officer, director, or stockholder of any Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution under the Plan.  Receipt by a Participant or Beneficiary of the benefit to which the Participant or Beneficiary is entitled under the Plan (if any) shall release the Employer, and any successor, employee, director, and stockholder of any Employer, from all claims under the Plan by the Participant or Beneficiary.

12.2                CONSTRUCTION.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.  For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of Maryland shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.  Participation under the Plan will not give any Participant the right to be retained in the service of any Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the Plan.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of any Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.3                SPENDTHRIFT PROVISION.  No amount payable to a Participant or Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto.  Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant’s or Beneficiary’s benefits under the Plan are garnished or attached by order of any court, the Plan Sponsor may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Plan

Sponsor prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

12.4                NO RIGHT TO SERVICE.  Participation in the Plan shall not give any person the right to be retained in the service of any Employer.

12.5                AGGREGATION OF EMPLOYERS.  To the extent required under Code section 409A, if the Employer is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code sections 414(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Code section 409A shall require.

12.6                CODE SECTION 409A COMPLIANCE.

(a)                            The Plan is intended to comply with, or otherwise be exempt from, Code section 409A.

(b)                            Each Employer shall undertake to administer, interpret, and construe the Plan in a manner that does not result in the imposition on a Participant of any additional tax, penalty, or interest under Code section 409A.

(c)                             The preceding provisions, however, shall not be construed as a guarantee by the Employer or the Plan Sponsor of any particular tax effect to any Participant under the Plan.  The Employer and the Plan Sponsor shall not be liable to any Participant for any payment made under this Agreement, at the direction or with the consent of a Participant, that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.

IN WITNESS WHEREOF, each Employer has caused the Plan to be executed and its seal to be affixed hereto, effective the 31st day of December, 2008.

ATTEST/WITNESS	LAUREATE EDUCATION, INC.

	By:	/s/ Robert W. Zentz	(SEAL)

Date:

Participating Employers

LAUREATE VENTURES, INC.

	By:	/s/ Robert W. Zentz	(SEAL)

Date:

CANTER & ASSOCIATES, LLC

	By:	/s/ Robert W. Zentz	(SEAL)

Date:

WALDEN UNIVERSITY

	By:	/s/ Robert W. Zentz	(SEAL)

Date: